Exhibit 10.23

                              EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into as of the 21st day of February, 1997, by and between Ultimate Technology Corporation, a New York corporation with a mailing address of 100 Rawson Road, Victor, New York 14564 (the "Company"), and Paul Wolf, an individual with a residence address of 15 Manitoba Woods Lane, Spencerport, New York 14559 ("Executive").

INTRODUCTION

1. On January 20, 1993, Executive and Company entered into an Employment Agreement (the "January, 1993 Employment Agreement") in connection with the acquisition of all the issued and outstanding stock of the Company by Tridex Corporation, a Connecticut corporation ("Tridex"). Executive and Company wish to terminate the 1993 Employment Agreement and enter into a new employment agreement.

AGREEMENT

In consideration of the premises and mutual promises herein below set forth, the parties hereby agree as follows:

1. Termination of 1993 Employment Agreement. Effective on the Effective Date of that certain Stock Incentive Compensation Agreement between Tridex and the Employee, among others, dated of even date herewith the 1993 Employment Agreement is terminated and neither party shall have any further obligation thereunder.

2. Employment Period. The term of this Agreement (the "Employment Period") shall commence on the date hereof and, subject to termination by the Executive or the Company as hereinafter provided, shall continue for a period of three (3) years, subject, nevertheless, to termination as hereinafter provided.

3. Employment Duties. Subject to the terms and conditions set forth herein, the Company hereby employs Executive to act as Vice President - Engineering of Ultimate Technology Corporation during the Employment Period, and Executive hereby accepts such employment. Executive shall have supervision and control over and responsibility for the management and day-to-day operations of the Company subject to the direction and control of the Board of Directors. Executive's duties may not be altered in any material fashion without the approval of Executive.

     Executive agrees to perform his duties for the Company diligently, competently, and in a good faith manner.

4.   Salary and Bonus.

     a. Base Salary. The Company agrees to pay Executive $120,510 per year, payable monthly in advance. Executive's base salary shall not be decreased. In addition, no later than December 31 of each year during the Employment Period, commencing December 31, 1997, the Compensation Committee of the Tridex Board of Directors shall review and increase, but not decrease the Executive's annual base salary by the percentage increase in the Consumer Price Index - CPI-U (1987-100) for the preceding twelve month period and in its discretion may grant such further increases, based upon the Company's performance and the Executive's particular contributions.

     b. Bonus. Executive shall have an opportunity to participate in all annual and/or long term incentive programs, including the Tridex's Executive Incentive Compensation Plan under which Executive may earn up to 35% of his base salary as a bonus upon meeting annual targets and objectives established by the Tridex Board of Directors.

     c. Options. In order to induce Executive to enter into this Agreement effective on the day after the Spin-Off, as that term is defined in that certain Stock Incentive Compensation Agreement, between Executive and others and Tridex, dated of even date herewith, Tridex will grant to Executive under the proposed Tridex 1997 Long Term Incentive Compensation Plan (or in the event such Plan is not approved by the Tridex shareholders at their next annual meeting, then under the Tridex 1989 Long Term Incentive Plan, as amended), 45,000 options to purchase shares of Tridex Common Stock, no par value, pursuant to an option agreement between Tridex and Executive in the usual and customary form, such option to have a ten (10) year term and to vest over a three (3) year period. Additionally, on or before the record date for the Spin-Off, Tridex will loan to Executive fifty percent (50%) of the option exercise price with respect to all options to purchase Tridex shares currently held by Executive. Such loan shall be secured by a pledge of the Tridex shares to be received upon exercise together with any shares received in the Spin-Off, will have a term of three (3) years, will bear a market rate of interest and also contain such other terms and conditions which are customary for similar types of instruments issued in connection with the exercise of options by senior company executives.

5.   Other Benefits.

     a. Insurance and Other Benefits. The Executive shall be entitled to participate in, and shall receive the maximum benefits available under, the Company's or Tridex's insurance programs (including health, disability and life insurance) and any ERISA benefit plans, as the same may be adopted and/or amended from time to time, and shall receive all other fringe benefits that are provided by the Company or Tridex to other senior executives. The Company shall contribute to the Executive's account the maximum amount permitted under the Company's or Tridex's 401(k) Plan and any other Company or Tridex pension or retirement plan during the Employment Period.

     b. Vacation. Executive shall be entitled to an annual vacation of such duration as may be determined by the Board of Directors, but not less than that generally established for other executives of Company or Tridex and in no event less than three (3) weeks, without interruption of salary.

     c. Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties or responsibilities under this Agreement, provided that Executive submits to the Company substantiation of such expenses sufficient to satisfy the record keeping guidelines promulgated from time to time by the Internal Revenue Service.

6. Termination by the Company With Cause. The Company may terminate this Agreement if any of the following events shall occur:

     a. the death or disability of the Executive (For purposes of this Agreement, "disability" shall mean the Executive's incapacity due to physical or mental illness which has caused the Executive to be absent from the full-time performance of his duties with the Company for a period of six (6) consecutive months.);

     b. any action or inaction by the Executive that constitutes larceny, fraud, gross negligence, a willful or negligent misrepresentation to the directors or officers of the Company, its successors or assigns, a crime involving moral turpitude; or

     c. the refusal of the Executive to follow the reasonable and lawful written instructions of the Chief Executive Officer of Tridex or the Tridex Board of Directors with respect to the services to be rendered and the manner of rendering such services by Executive, provided such refusal is material and repetitive and is not justified or excused either by the terms of this Agreement or by actions taken by the Company in violation of this Agreement, and with respect to the first two refusals Executive has been given reasonable written notice and explanation thereof and reasonable opportunity to cure and no cure has been effected within a reasonable time after such notice.

     The Company may terminate this Agreement pursuant to this Section 6 upon written notice to the Executive, except for termination due to the death of the Executive, which shall require no notice.

7.   Termination and Severance.

     7.1  Notice/Events/Defined Terms.

          a. Termination by the Executive. Executive may terminate this Agreement at any time by providing written notice to the Company.

          b. Termination by the Company Without Cause. The Company may terminate this Agreement at any time, without Cause by providing written notice to Executive. As used in this Agreement, the term

               "without Cause" shall mean termination for any reason not specified in Section 6 hereof, except for retirement.

          c. Change in Control. A "Change in Control" will be deemed to have occurred if: (1) a Takeover Transaction occurs; or (2) any election of directors of Tridex takes place (whether by the directors then in office or by the stockholders at a meeting or by written consent) and a majority of the directors in office following such election are individuals who were not nominated by a vote of two-thirds of the members of the Board of Directors immediately preceding such election; or (3) the Company or Tridex effectuates a complete liquidation of the Company or a sale or disposition of all or substantially all of its assets. A "Change in Control" shall not be deemed to include, however, a merger or sale of stock, assets or business of the Company if the Executive immediately after such event owns, or in connection with such event immediately acquires (other than in the Executive's capacity as (1) a current equity holder of Tridex, (2) a holder of options or instruments convertible into an equity interest in Tridex, or (3) as a beneficiary of any employee stock ownership plan or profit sharing plan maintained by Tridex or the Company), any stock of the buyer or any affiliate thereof which, at the time of Executive's initial investment in such stock, had a purchase price or fair market value greater than $25,000.

          d. Takeover Transaction. A "Takeover Transaction" shall mean (i) a merger or consolidation of the Company or Tridex with, or an acquisition of the Company or Tridex or all or substantially all of its assets by, any other corporation, other than a merger, consolidation or acquisition in which the individuals who were members of the Board of Directors of the Company or Tridex immediately prior to such transaction continue to constitute a majority of the Board of Directors of the surviving corporation (or, in the case of an acquisition involving a holding company, constitute a majority of the Board of Directors of the holding company) for a period of not less than twelve (12) months following the closing of such transaction, or (ii) when any person or entity or group of persons or entities (other than any trustee or other fiduciary holding securities under an employee benefit plan of the Company or Tridex) either related or acting in concert becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company or Tridex representing more than fifty percent (50%) of the total number of votes that may be cast for the election of directors of the Company or Tridex.

          e. Terminating Event. A "Terminating Event" shall mean: (i) termination by the Company of the employment of the Executive without Cause occurring within twelve (12) months of a Change of Control; or (ii) resignation of the Executive from the employ of the Company, while the Executive is not receiving payments or benefits from the Company by reason of the Executive's disability, subsequent to any of the following events occurring within twelve (12) months of a Change of Control: (A) a significant reduction in the nature or scope of the Executive's responsibilities, authorities, powers, functions or duties from the responsibilities, authorities, powers, functions or duties exercised by the Executive immediately prior to the Change in Control; (B) a decrease in the salary payable by the Company to the Executive from the salary payable to the Executive immediately prior to the Change in Control except for across-the-board salary reductions similarly affecting all management personnel of the Company; or (C) elimination or reduction of the Executive's participation in the Company's Executive Incentive Compensation Plan; (D) the relocation of the Company's executive offices by more than fifty (50) miles from their current location in Victor, New York; provided, however, that a Terminating Event shall not be deemed to have occurred solely as a result of Executive being an employee of any direct or indirect successor to the business or assets of the Company, following a Change in Control..

     7.2 Severance.

          a. Without Cause. If the Company terminates this Agreement without Cause, other than as a result of a Terminating Event, or then commencing on the date of termination of this Agreement, the Company shall provide Executive with a severance package which shall consist of the following: (i) for a period equal to one (1) year after the date of termination (A) payment on the first business day of each month of an amount equal to one-twelfth of the Executive's then current annual base salary under Section 4(a) hereof and (B) continuation of all benefits under Section 5; and (ii) payment on the first business day of each month of an amount equal to one-twelfth of the Executive's annual target bonus amount under the Company's or Tridex's Executive Incentive Compensation Plan for the year of termination.

          b. Event, then commencing on the date of such termination and for a period equal to two (2) years thereafter, the Company shall provide Executive with a severance package which shall consist of the following: (i) payment on the first business day of each month an amount equal to one-twelfth of the Executive's then current annual base salary under Section 4(a) hereof; (ii) payment on the first business day of each month of an amount equal to one-twelfth of the Executive's annual target bonus amount under the Company's Executive Incentive Compensation Plan for the year in which such termination occurs; and (iii) continuation of all benefits under Section 5. In addition, if the Company terminates this Agreement as a result of a Termination Event, then the Company shall cause the immediate vesting of all options and other rights granted to the Executive under the Company's stock plans. At any time when the Company is obligated to make monthly payments under Section 7.2(b), the Company shall, ten (10) days after receipt of a written request from the Executive, pay the executive an amount equal to the balance of the amounts payable under Section 7.2(b)(i) and (ii) provided that the obligation of the Company to continue to provide the benefits under Section 7.2(b)(iii) or to make monthly payments under 7.2(b)(i)-(ii) shall cease upon the payment of such amount.

         c. General Release. As a condition precedent to receiving any severance payment, the Executive shall execute a release of any and all claims which Executive or his heirs, executors, agents or assigns might have against the Company, its subsidiaries, affiliates, successors, assigns and its past, present and future employees, officers, directors, agents and attorneys arising out of the termination of employment.

          d. Withholding. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Employer under applicable law.

8. Non-Competition. During the term of this Agreement and (a) in the case of termination other than as a result of a Terminating Event and provided that the executive is receiving the severance payments provided for in Section 7.2(a), for one (1) year following the termination of this Agreement or (b) in the case of termination as a result of a Terminating Event and provided that the executive is receiving, or after the Executive has received, the severance payments provided for in Section 7.2(b), for two (2) years following the termination of this Agreement, Executive will not directly or indirectly whether as a partner, consultant, agent, employee, co-venturer, greater than two percent owner or otherwise or through any other person (as hereafter defined): (a) be engaged in any business or activity which is competitive with the business of the Company in any part of the world in which the Company is at the time of the Executive's termination engaged in selling its products directly or indirectly; or (b) attempt to recruit any employee of the Company, assist in their hiring by any other person, or encourage any employee to terminate his or her employment with the Company; or (c) encourage any customer of the Company to conduct with any other person any business or activity which such customer conducts or could conduct with the Company.

     For purposes of this Section 8, the term "Person" shall mean an individual or corporation, association or partnership in estate or trust or any other entity or organization.

     The Executive recognizes and agrees that because a violation by him of this
     Section 8 will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond.

     Executive expressly agrees that the character, duration and scope of this covenant not to compete are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of both Executive and the Company that this covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Executive which are reasonable in light of the circumstances as they then exist and necessary to provide the Company the intended benefit of this covenant to compete.

9. Confidentiality Covenants. Executive understands that Company may impart to him confidential business information including, without limitation, designs, financial information, personnel information, strategic plans, product development information the like (collectively "Confidential Information"). Executive hereby acknowledges Company's exclusive ownership of such Confidential Information.

     Executive agrees as follows: (1) only to use the Confidential Information to provide services to the Company; (2) only to communicate the Confidential Information to fellow employees, agents and representatives of the Company on a need-to-know basis; and (3) not to otherwise disclose or use any Confidential Information. Upon demand by the Company or upon termination of Executive's employment, Executive will deliver to the Company all manuals, photographs, recordings, and any other instrument or device by which, through which, or on which confidential Information has been recorded and/or preserved, which are in my Executive's possession, custody or control. Executive acknowledges that for purposes of this
     Section 9 the term "Company" means any person or entity now or hereafter during the term of this Agreement, which controls, is under common control with, or is controlled by, the Company

10. Governing Law/Jurisdiction This Agreement shall be governed by and interpreted and governed in accordance with the laws of the State of Connecticut. The parties agree that this Agreement was made and entered into in Connecticut and each party hereby consents to the jurisdiction of a competent court in Connecticut to hear any dispute arising out of this Agreement.

11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes any and all previous agreements, written ad oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

12. Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by generally recognized overnight courier service, telex or telecopy, or certified mail, return receipt requested.

     (a)  to the Company at:
          61 Wilton Road
          Westport, Connecticut 06880
          Attn:  Chairman and CEO

     (b)  to the Executive at:
          15 Manitoba Woods Lane
          Spencerport, New York 14559

     Any such notice or other communication will be considered to have been given (i) on the date of the delivery in person, (ii) on the third day after mailing by certified mail, provided that receipt of delivery is confirmed in writing, (iii) on the first business day following delivery to a commercial overnight courier or (iv) on the date of facsimile transmission (telecopy) provided that the giver of the notice obtains telephone confirmation of receipt.

     Either party may, by notice given to the other party in accordance with this section, designate another address or person for receipt of notices hereunder.

13. Severability. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

14. Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect.

     Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

15. Successors and Assigns. This Agreement shall be binding upon the Company and any successors and assigns of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        TRIDEX CORPORATION


                                        By: /s/  Seth M. Lukash
                                           -------------------------------------
                                            Chairman and Chief Executive Officer

                                        ULTIMATE TECHNOLOGY CORPORATION


                                        By: /s/  Seth M. Lukash
                                           -------------------------------------
                                            Vice President

                                        EXECUTIVE:


                                        By: /s/  Paul Wolf
                                           -------------------------------------
                                            Paul Wolf